Lincoln MoneyGuard Market AdvantageSM
Summary Prospectus for New Investors
XX XX, 2021
The Lincoln National Life Insurance Company

Lincoln Life Flexible Premium Variable Life Account M

This summary prospectus summarizes key features of the Lincoln MoneyGuard Market AdvantageSM Flexible Premium Variable Life Policy issued by us, The Lincoln National Life Insurance Company. You should read this Summary Prospectus carefully, particularly the section titled Important Information You Should Consider About the Contract.
Before you invest, you should review the prospectus, which contains more information about the Policy’s features, benefits, and risks. You can find the prospectus and other information about the contract online at [www.LincolnFinancial.com/[ ]]. You can also obtain this information at no cost by calling 1-800-487-1485 or by sending an email request to CustServSupportTeam@lfg.com.
This Summary Prospectus incorporates by reference the prospectus and statement of additional information (SAI) for the contract, both dated XX XX, 2021, as amended or supplemented. The SAI may be obtained, free of charge, in the same manner as the prospectus.
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YOU MAY CANCEL YOUR POLICY WITHIN 30 DAYS OF
RECEIVING IT WITHOUT PAYING FEES OR PENALTIES
In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total contract value. You should review the prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.
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Additional information about certain investment products, including variable life insurance policies, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.
The Securities and Exchange Commission has not approved or disapproved the contract or passed upon the adequacy of this Summary Prospectus. Any representation to the contrary is a criminal offense.
Your prospectus and other shareholder reports will be made available on [www.lfg.com/XX]. If you wish to receive future reports in paper, free of charge, please call us at the number listed on the first page of the prospectus, send an email request to CustServSupportTeam@lfg.com, or contact your registered representative. Your election to receive reports in paper will apply to all funds available under your Policy.

SPECIAL TERMS
The following terms may appear in your prospectus and are defined below:
Accumulation Value (Total Account Value)—An amount equal to the sum of the Fixed Account Value, the Separate Account Value, and the Loan Account Value.
Attained Age—An Insured’s Issue Age (shown in the Policy Specifications) plus the number of completed Policy Years.
Beneficiary—The person designated to receive the Death Benefit Proceeds.
Cash Value Accumulation Test—A provision of the Code that requires that the death benefit be sufficient to prevent the Accumulation Value from ever exceeding the net single Premium required to fund the future benefits under the Policy.
Cost of Insurance Charge—This charge is the portion of the Monthly Deduction designed to compensate the Company for the anticipated cost of paying death benefits in excess of the policy value. It is determined by multiplying the Policy's Net Amount at Risk by the Cost of Insurance Rate.
Death Benefit Proceeds—The amount payable to the Beneficiary upon the death of the Insured. Loans, loan interest, Partial Surrenders, and overdue charges, if any, are deducted from the Death Benefit Proceeds prior to payment. Riders may impact the amount payable as Death Benefit Proceeds in your Policy.
Debt—The sum of all outstanding loans and accrued interest. May also be referred to as Indebtedness in your Policy.
Fixed Account—An allocation option under the Policy, which is a part of our General Account, to which we credit a guaranteed minimum interest rate.
Fixed Account Value—An amount equal to the value of amounts allocated or transferred to the Fixed Account, plus interest credited, and less any deductions or Partial Surrenders.
Full Surrender—The withdrawal of all policy values.
Good Order—The actual receipt of the requested transaction in writing (or other form subject to our consent) along with all information and supporting legal documentation necessary to effect the transaction.
Grace Period—The period during which you may make Premium Payments (or repay Debt) to prevent Policy Lapse. That period is the later of (a) 31 days after the notice was mailed, and (b) 61 days after the Monthly Anniversary Day on which the Policy enters the Grace Period.
Insured—The person on whose life the Policy is issued.
Loan Account (Loan Collateral Account)—The account in which policy Debt accrues once it is transferred out of the Sub-Accounts and/or the Fixed Account. The Loan Account is part of our General Account.
Loan Account Value—An amount equal to any outstanding Policy Loans, including any interest charged on the loans. This amount is held in the Company's General Account.
Modified Endowment Contract (MEC)—A life insurance policy that meets the requirements of Section 7702 and fails the “7-Pay Test” of 7702A of the Code. If the policy is a MEC, withdrawals from your Policy will be treated first as withdrawals of income and then as a recovery of Premium Payments.
Monthly Anniversary Day—The Policy Date and the same day of each month thereafter. If the day that would otherwise be a Monthly Anniversary Day is non-existent for that month, or is not a Valuation Day, then the Monthly Anniversary Day is the next Valuation Day. The Monthly Deductions are made on the Monthly Anniversary Day.
Monthly Deduction—The amount of the monthly charges for the Cost of Insurance Charge, the Administrative Fee, and charges for riders to your Policy.
Net Amount at Risk—The death benefit minus the greater of zero or the Accumulation Value. The Net Amount at Risk may vary with investment performance, Premium Payment patterns, and charges.
Net Premium Payment—An amount equal to the Premium Payment, minus the Premium Load.
Owner—The person or entity designated as Owner in the Policy Specifications unless a new Owner is thereafter named, and we receive written notification of such change.
Partial Surrender—A withdrawal of a portion of your policy values.
Planned Premium—The amount of periodic Premium (as shown in the Policy Specifications) you have chosen to pay the Company on a scheduled basis. This is the amount for which we send a Premium reminder notice.
Policy Anniversary—The same date (month and day) each Policy Year equal to the Policy Date, or the next Valuation Day if the Policy Anniversary is not a Valuation Day or is nonexistent for the year.
Policy Date—The date (shown on the Policy Specification pages) on which life insurance begins if the necessary Premium has been paid.
Policy Lapse—The day on which coverage under the Policy ends as described in the Grace Period.
Policy Loan—The amount you have borrowed against the Surrender Value of your Policy.
Policy Loan Interest—The charge made by the Company to cover the cost of your borrowing against your Policy.
Policy Specifications—The pages of the Policy which show your benefits, Premium, costs, and other policy information.
Policy Year—Twelve month period(s) beginning on the Policy Date and extending up to but not including the next Policy Anniversary.
Premium (Premium Payment)—The amount paid to us for a life insurance policy.
Premium Load—A deduction from each Premium Payment which covers certain policy-related state and federal tax liabilities as well as a portion of the sales expenses incurred by the Company.
Reduction in Specified Amount—A decrease in the Specified Amount of your Policy.
Right to Examine Period—The period during which the Policy may be returned to us for cancellation.
Specified Amount (Initial Specified Amount)—The amount chosen by you which is used to determine the amount of death benefit and the amount of rider benefits, if any. The Specified Amount chosen at the time of issue is the “Initial Specified Amount”. The Specified Amount may be increased or decreased after issue if allowed by and described in the Policy.
Sub-Account(s)—Divisions of the Separate Account created by the Company to which you may allocate your Net Premium Payments and among which you may transfer Separate Account Values.
Surrender Charge—The charge we may make if you request a Full Surrender of your Policy or request a Reduction in Specified Amount. The Surrender Charge is in part a deferred sales charge and in part a recovery of certain first year administrative costs. A schedule of Surrender Charges is included in each Policy.
Surrender Value—An amount equal to the Accumulation Value less any applicable Surrender Charge, less Debt.
Underlying Fund—The mutual fund the shares of which are purchased for all amounts you allocate or transfer to a Sub-Account.

Important Information You Should Consider About the Policy
An investment in the contract is subject to fees, risks, and other important considerations, some of which are briefly summarized in the following table. You should review the prospectus for additional information about these topics.
	FEES AND EXPENSES			Location in Prospectus
Charges for Early Withdrawals	For up to 19 years from the date of the Policy and up to 19 years from each increase in Specified Amount, you could pay a Surrender Charge (withdrawal) of up to $56.59 per $1,000 of the Specified Amount.For example, if you surrender your Policy for $100,000 or an early withdrawal of your Specified Amount by $100,000, you could be assessed a charge of up to $5,659.			• Policy Charges and Fees
Transaction Charges	In addition to Surrender Charges, you may also be charged for other transactions, such as when you make a Premium Payment, transfer Policy Value between Sub-Accounts or exercise certain benefits.			• Policy Charges and Fees
Ongoing Charges (annual charges)	• In addition to Surrender Charges and transaction charges, there are certain ongoing fees and expenses that are charged annually, monthly or daily.• These fees include the Cost of Insurance Charge under the Policy, optional benefit charges, mortality and expense risk charges and Policy Loan interest.• Certain fees are set based on characteristics of the Insured (e.g., age, gender, and rating classification). You should review your Policy Specifications page for rates applicable to you.• Owners will also bear expenses associated with the Underlying Funds under the Policy, as shown in the following table:			• Policy Charges and Fees
	Annual Fee	Minimum	Maximum
	Underlying Fund Fees and Expenses*	XX%	XX%
*As a percentage of Underlying Fund assets.
	RISKS			Location in Prospectus
Risk of Loss	You can lose money by investing in the Policy, including loss of principal.			• Principal Risks of Investing in the Policy

	RISKS	Location in Prospectus
Not a Short-Term Investment	• This Policy is not a short-term investment vehicle and is not appropriate for an investor who needs ready access to cash.• Surrender charges apply for 19 years from the Policy Date and 19 years from the date of any increase in your Specified Amount.• Any charges may reduce the value of your Policy and death benefit.• Tax deferral is more beneficial to investors with a long-time horizon.	• Principal Risks of Investing in the Policy • Policy Charges and Fees
Risks Associated with Investment Options	• An investment in the Policy is subject to the risk of poor investment performance of the Underlying Funds.• Each Underlying Fund (including any fixed account investment option) has its own unique risks. You should review each Underlying Fund’s prospectus before making an investment decision.	• Principal Risks of Investing in the Policy
Insurance Company Risks	Any obligations, guarantees, and benefits of the contract are subject to the claims-paying ability of Lincoln Life. If Lincoln Life experiences financial distress, it may not be able to meet its obligations to you. More information about Lincoln Life, including its financial strength ratings, is available upon request from Lincoln Life.You may obtain our audited statutory financial statements, any unaudited statutory financial statements that may be available as well as ratings information by visiting our website at www.LincolnFinancial.com.	• Principal Risks of Investing in the Policy• Lincoln Life, the Separate Account and the General Account
Policy Lapse	• Sufficient Premiums must be paid to keep your Policy in force. There is a risk of lapse if Premiums are too low in relation to the insurance amount and if investment results of the Sub-Accounts you have chosen are adverse or are less favorable than anticipated.• Outstanding Policy Loans and Partial Surrenders will increase the risk of lapse. The death benefit will not be paid if the Policy Lapsed.	• Principal Risks of Investing in the Policy• Lapse and Reinstatement
	RESTRICTIONS	Location in Prospectus
Investments	• We reserve the right to charge for each transfer between Sub-Accounts in excess of 24 transfers per year.• We reserve the right to close, add, substitute or remove any Underlying Funds that the Separate Account or the Sub-Accounts invest in. An Underlying Fund may merge with other funds.	• Transfer Fee• Sub-Account Availability and Substitution of Funds
Optional Benefits	• Riders may alter the benefits or charges in your Policy. Rider availability and benefits may vary by state of issue or selling broker-dealer and their election may have tax consequences. Riders may have restrictions or limitations, and we may modify or terminate a rider, as allowed. If you elect a particular rider, it may restrict or enhance the terms of your policy, or restrict the availability or terms of other riders or Policy features.	• Riders

	TAXES	Location in Prospectus
Tax Implications	• You should always consult with a tax professional to determine the tax implications of an investment in and payments received under the Policy.• Withdrawals will be subject to ordinary income tax, and may be subject to tax penalties.	• Tax Issues
	CONFLICTS OF INTEREST	Location in Prospectus
Investment Professional Compensation	• Your registered representative may receive compensation for selling the Policy to investors.• These registered representatives may have a financial incentive to offer or recommend the Policy over another investment for which the registered representative is not compensated (or compensated less).• Registered representatives may be eligible for certain cash and non-cash benefits. Cash compensation includes bonuses and allowances based on factors such as sales, productivity and persistency. Non-cash compensation includes various recognition items such as prizes and awards as well as attendance at, and payment of the costs associated with attendance at, conferences, seminars and recognition trips, and also includes contributions to certain individual plans such as pension and medical plans.	• Distribution of the Policies and Compensation
Exchanges	Some investment professionals may have a financial incentive to offer you a new contract in place of the one you already own. You should only exchange your Policy if you determine, after comparing the features, fees, and risks of both policies, that it is preferable for you to purchase the new policy rather than continue to own the existing policy.	• Change of Plan (located in the SAI)

Overview of the policy
What is the purpose of the Policy?
Lincoln MoneyGuard Market AdvantageSM, is a flexible premium variable life insurance policy. The primary purpose is to provide Policy Owners with death benefit protection and help to cover qualified long-term care expenses. In exchange for your Premium Payments, upon the death of the Insured, we will pay the Beneficiary a death benefit. For Policy Owners who need death protection, the Policy can also be a helpful financial tool for financial and investment planning.
The Policy may not be appropriate if you do not have a long term investment time horizon. Although Policy Owners have access to their money at any time, it is not intended for people who may need to make frequent withdrawals or access their money within a short time frame, as such withdrawals can reduce the level of death benefit protection.
When do I have to pay Premiums and how do they get invested?
After the initial minimum Premium Payment is made, there is no minimum Premium required except to keep the Policy in force. You may generally select and vary the frequency and the amount of any Premium Payments up to the Insured’s Attained Age of 121.
After we deduct the Premium Load from your Premium Payment, we allocate your Net Premium Payment at your direction among the Policy’s Sub-Accounts and/or Fixed Account. For monies allocated to the Sub-Account, we use your Premium Payments to purchase shares of funds that follow investment objectives similar to the investment objectives of the corresponding Sub-Account. We refer to these funds as “Underlying Funds,” and they are collectively known as the Elite Series. More information about the Underlying Funds can be found at the back of this prospectus. Comprehensive information on the funds may be found in the funds’ prospectuses which are available online at www.LincolnFinancial.com. You can also obtain this information at no cost by calling 1-800-487-1485 or by sending an email request to CustServSupportTeam@lfg.com.
Although Premium Payments are not required, from time to time, there may be insufficient value to cover the Policy’s Monthly Deductions. If this happens, a Premium Payment will be needed in order to ensure that Policy’s Surrender Value is sufficient to pay the Monthly Deductions. If a Premium Payment is not made, the Policy will lapse.
What are the primary features and options that the Policy Offers?
Death Benefit Protection. Upon the death of the Insured, we will pay your designated Beneficiary a death benefit. See the Death Benefit section of this prospectus for more information.
Access to Policy Values through Surrenders and Withdrawals. You may request a Full Surrender of your Policy, and we will pay you its Surrender Value. You may also withdraw a Partial Surrender, which is a portion of the Surrender Value. You may incur a Surrender Charge if you request a Full Surrender or withdraw a Partial Surrender.
Loans. You may take a loan on the Policy, which is subject to interest.
Transfers. Generally, you may transfer funds among the Sub-Accounts and the Fixed Account. We also offer two automated transfer programs: Dollar Cost Averaging and Automatic Rebalancing. You may incur an additional fee for transfers.
Tax Treatment. Variable life insurance policies have significant tax advantages under current tax law. Policy values accumulate on a tax-deferred basis until withdrawn, and transfers from one Sub-Account to another or to the Fixed Account generate no current taxable gain or loss.
Additional Benefits. There are several additional benefits you may add to your Policy by way of riders, including benefits that accelerate the payment of your death benefit under certain circumstances or help manage the risk of

Policy Lapse. For example, with respect to Policy Lapse, the Policy offers (a) the Long-Term Care Rider which upon qualification for benefit payments, you can be reimbursed for qualified long-term care expenses subject to the conditions outlined in your Policy and (b) the Value Protection Rider that provides a level of protection against market down turns for accrued long-term care benefits, if certain conditions are met. An additional charge may apply if you elect a rider. The riders available with this Policy are listed in Riders section of this prospectus.
Benefits Available Under the Policy
In addition to the Death Benefit under the Policy, other standard and optional benefits may also be available to you. The following table summarizes information about those benefits. Information about the fees associated with each benefit included in the table may be found in the Fee Table. More information about each rider follows the table.
Name of Rider	Purpose	Standard or Optional	Brief Description of Restrictions/Limitations
Long-Term Care Benefits Rider	Provides benefit payments for the reimbursement of expenses incurred by the Insured for Covered Services.	Standard	• Amounts we reimburse are subject to a monthly maximum dollar amount each Policy Month.• Availability is subject to underwriting criteria (including age and state of health) at time of Policy purchase only.• The long-term care services must meet conditions of the Rider to qualify for reimbursement.
Value Protection Rider	Provides lapse protection if certain conditions are met. Also provides a level of protection against market down turns for accrued long-term care benefits.	Standard	• Lapse protection is subject to meeting the Premium Payment requirements of the No-Lapse Premium Test. • Maintaining Automatic Rebalancing on a quarterly basis complying with the allocation requirements described in the prospectus is required to keep this rider in force.
Buying the Policy
You may select and vary the frequency and the amount of Premium Payments and the allocation of Net Premium Payments. After the initial Premium Payment is made there is no minimum Premium required, except to keep the Policy in force. Premium Payments may be required from time to time in order to insure that the Surrender Value of the Policy is sufficient to pay the Monthly Deductions. Otherwise, the Policy will lapse. (See the “Lapse and Reinstatement” section of this prospectus). Premiums may be paid any time before the Insured attains age 121, subject to our right to limit the amount or frequency of additional Premium Payments. (See the “Planned Premiums; Additional Premiums” section of this prospectus).
The initial Premium must be paid for policy coverage to be effective.
Allocation of Net Premium Payments
Your “Net Premium Payment” is the portion of a Premium Payment remaining after deduction of the Premium Load. The Net Premium Payment is available for allocation to the Sub-Accounts and the Fixed Account.
You first designate the allocation of Net Premium Payments among the Sub-Accounts and Fixed Account on a form provided by us for that purpose. Net Premium Payments will be allocated on the same basis as the initial Net Premium Payment unless we are instructed otherwise, in writing. You may change the allocation of Net Premium Payments among the Sub-Accounts and Fixed Account at any time.

The amount of Net Premium Payments allocated to the Sub-Accounts and Fixed Account must be in whole percentages and must total 100%. We credit Net Premium Payments to your Policy as of the end of the “Valuation Period” in which it is received in Good Order at our Administrative Office. Premium Payments received from you or your broker-dealer in Good Order at our Administrative Office prior to the close of the NYSE (normally 4:00 p.m., Eastern time on a business day), will be processed using the accumulation unit value computed on that Valuation Date. Premium Payments received in Good Order after market close will be processed using the accumulation unit value computed on the next Valuation Date. Premium Payments submitted to your registered representative will generally not be processed by us until they are received from your representative’s broker-dealer.  Premium Payments placed with your broker-dealer after market close will be processed using the accumulation unit value computed on the next Valuation Date. There may be circumstances under which the NYSE may close early (prior to 4:00 p.m., Eastern time). In such instances, Premium Payments received after such early market close will be processed using the accumulation unit value computed on the next Valuation Date.
The Valuation Period is the time between “Valuation Days”. A Valuation Day is every day on which the New York Stock Exchange is open and trading is unrestricted. Your policy values are calculated on every Valuation Day.
Planned Premiums; Additional Premiums
Planned Premiums are the amount of periodic Premium (as shown in the Policy Specifications) you choose to pay the Company on a scheduled basis. This is the amount for which we send a Premium reminder notice. We reserve the right to stop sending Premium reminder notices if no Premium Payment has been made within 2 Policy Years. Premium Payments may be billed annually, semi-annually, or quarterly. You may arrange for monthly pre-authorized automatic Premium Payments at any time.
In addition to any Planned Premium, you may make additional Premium Payments. These additional payments must be sent directly to our Administrative Office, and will be credited when received by us.
Unless you specifically direct otherwise, any payment received (other than any Premium Payment necessary to prevent, or cure, Policy Lapse) will be applied as Premium and will not repay any outstanding loans. There is no Premium Load on any payment which you specifically direct as repayment of an outstanding loan.
You may increase Planned Premiums, or pay additional Premiums, subject to the certain limitations. We reserve the right to limit the amount or frequency of additional Premium Payments. You may decrease Planned Premiums. However, doing so will impact your policy values and may impact how long your Policy remains in force.
We may require evidence of insurability if any payment of additional Premium (including Planned Premium) would increase the difference between the Specified Amount and the Accumulation Value. If we are unwilling to accept the risk, your increase in Premium will be refunded without interest.
We may decline any additional Premium (including Planned Premium) or a portion of a Premium that would cause total Premium Payments to exceed the cumulative and annual limits established in this contract. The excess amount of Premium will be returned to you. We may accept alternate instructions from you to prevent your Policy from becoming a MEC. Refer to the section headed “Tax Issues” for more information.
Standard DEATH BENEFITS
The “Death Benefit Proceeds” is the amount payable to the Beneficiary upon the death of the Insured. Loans, loan interest, Partial Surrenders, and overdue charges (such as Monthly Deductions), if any, are deducted from the Death Benefit Proceeds prior to payment. The Long-Term Care Benefits Rider and the Value Protection Rider, may impact the amount payable as Death Benefit Proceeds in your Policy. The annual statement you receive will show whether or not the No-Lapse Provision is maintaining your Policy in force.

Death Benefit Proceeds
The Death Benefit Proceeds payable upon the death of the Insured will be the greater of:
1)	the Specified Amount on the date of the death of the Insured, less any Debt;
2)	an amount equal to the Accumulation Value on the date of death multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications, less any Debt. (Please note that the investment performance of the Sub-Accounts you have chosen will impact the Accumulation Value and therefore may affect the amount of Death Benefit Proceeds payable.); or
3)	the residual death benefit described in the Long-Term Care Benefits Rider, if that rider is in force on the date of the Insured’s death.
Death Benefit Qualification Test
This Policy is designed to provide a death benefit that qualifies under the “Cash Value Accumulation Test” (“CVAT”) as defined in Section 7702 of the Internal Revenue Code of 1986 as amended (“Code”). The Cash Value Accumulation Test requires that the death benefit be sufficient to prevent the Accumulation Value from ever exceeding the “Net Single Premium” required to fund the future benefits under the Policy. (The “Net Single Premium” is calculated in accordance with Section 7702 of the Code and is based on the Insured’s age, risk classification and gender.) At any time the Accumulation Value is greater than the Net Single Premium for the proposed death benefit, the death benefit will be automatically increased by multiplying the Accumulation Value by a percentage that is defined as $1,000 divided by the Net Single Premium. A table of the applicable percentage factors will be included as a part of the Policy Specifications when you receive your Policy.
Payment of Death Benefit Proceeds
Proof of death should be furnished to us at our Administrative Office as soon as possible after the death of the Insured. This notification must include a certified copy of an official death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof satisfactory to us.
After receipt at our Administrative Office of proof of death of the Insured, the Death Benefit Proceeds will ordinarily be paid within seven days. The proceeds will be paid in a lump sum or in accordance with any settlement option selected by the Owner or the Beneficiary. Payment of the Death Benefit Proceeds may be delayed if your Policy is contested or if Separate Account Values cannot be determined.
Every state has unclaimed property laws which generally declare property, including monies owed (such as death benefits) to be abandoned if unclaimed or uncashed after a period of three to five years from the date the property is intended to be delivered or date the death benefit is due and payable. For example, if the payment of a death benefit has been triggered and, if after a thorough search, we are still unable to locate the Beneficiary of the death benefit, or the Beneficiary does not come forward to claim the death benefit in a timely manner, the death benefit will be paid to the abandoned property division or unclaimed property office of the state in which the Beneficiary or the Owner last resided, as shown on our books and records, or to our state of domicile. This “escheatment” is revocable, however, and the state is obligated to pay the death benefit (without interest) if your Beneficiary steps forward to claim it with the proper documentation. To prevent such escheatment, it is important that you contact us and update your Beneficiary designations, including addresses, if and as they change.
Making withdrawals: accessing the money in your policy
You may make a Full Surrender your Policy at any time by sending us your Policy along with a written request for surrender. If you surrender your Policy, all coverage will automatically terminate and may not be reinstated. Consult your tax advisor to understand tax consequences of any surrender you are considering.

The Surrender Value of your Policy, which will never be less than zero, is the amount you can receive by surrendering the Policy. The Surrender Value is the Policy’s Accumulation Value less any Debt, less any applicable Surrender Charge.
Policy Debt includes loans under the Policy including any loan interest accrued but not yet charged.
If we receive a surrender or Partial Surrender request in Good Order at our Administrative Office before the close of the NYSE (normally 4 p.m., Eastern time on a business day), we will process the request using the accumulation unit value computed on that Valuation Date.  If we receive a surrender or Partial Surrender request in our Administrative Office after market close, we will process the request using the accumulation unit value computed on the next Valuation Date.  There may be circumstances under which the NYSE may close early (prior to 4 p.m., Eastern time). In such circumstances, surrenders or Partial Surrenders requested after such early market close will be processed using the accumulation unit value computed on the next Valuation Date.
Partial Surrender
You may make a Partial Surrender, withdrawing a portion of your policy values. You must request a Partial Surrender in writing. Partial Surrenders are subject to limitations as described below.
Limitations to Partial Surrenders are as follows:
•	Each Partial Surrender must be at least $500;
•	The Surrender Value after any Partial Surrender must be equal to or greater than $500; and
•	The Specified Amount remaining after the Partial Surrender must be greater than the Minimum Specified Amount shown on your Policy Specifications.
Partial Surrenders that exceed these limitations are not permitted. However, you may request a Full Surrender as described above.
The amount of the Partial Surrender will be withdrawn from the Fixed Account and/or Sub-Account(s) in the same proportion as the balances invested in the total of such account(s) as of the date on which the deduction is made. Any charges or fees for the Partial Surrender will be deducted from the Partial Surrender amount paid to you.
As of the end of the Valuation Day on which there is a Partial Surrender, the Accumulation Value and the Specified Amount will be reduced by the amount of the Partial Surrender.
Partial Surrender proceeds will generally be paid within seven days of our receipt of your request.
How your policy can lapse
If at any time:
1)	the Surrender Value of the Policy is insufficient to pay the Monthly Deduction, and
2)	the provisions of the Value Protection Rider are not preventing termination of the Policy, then all coverage will terminate. This is referred to as “Policy Lapse”.
The Surrender Value may be insufficient:
1)	because it has been exhausted by earlier deductions;
2)	as a result of poor investment performance;
3)	due to Partial Surrenders;
4)	due to Debt for Policy Loans; or
5)	because of a combination of any of these factors.

If we have not received your Premium Payment (or payment of Debt on Policy Loans) necessary so that the Surrender Value of your Policy is sufficient to pay the Monthly Deduction amount on a Monthly Anniversary Day, we will send a written notice to you, or any assignee of record. The notice will state the amount of the Premium Payment (or payment of Debt on Policy Loans) that must be paid to avoid termination of your Policy.
If the amount stated in the notice is not paid to us within the Grace Period, then the Policy will terminate. The Grace Period is the later of (a) 31 days after the notice was mailed, and (b) 61 days after the Monthly Anniversary Day on which the Monthly Deduction could not be paid. If the Insured dies during the Grace Period, we will deduct any charges due to us from any death benefit that may be payable under the terms of the Policy.
Reinstatement of a Lapsed Policy
If your Policy has lapsed and the Insured has not died since lapse, you may reinstate your Policy within five years of the Policy Lapse date, provided:
1)	it has not been surrendered;
2)	there is an application for reinstatement in writing;
3)	satisfactory evidence of insurability is furnished to us and we agree to accept the risk for the Insured;
4)	we receive a payment sufficient to keep your Policy and any reinstated riders in force for at least two months after the date of reinstatement; and
5)	any loan interest accrued during the Grace Period is paid and any remaining Debt is either paid or reinstated.
The reinstated Policy will be effective as of the Monthly Anniversary Day on or next following the date on which we approve your application for reinstatement. Surrender Charges will be based on the duration from the original Policy Date as though the Policy never lapsed. Your Accumulation Value at reinstatement will be the Net Premium Payment then made less all Monthly Deductions due. If a Policy Loan is being reinstated, the Policy's Accumulation Value at reinstatement will be the Accumulation Value on the date the Policy Lapsed plus the Net Premium Payment made less all Monthly Deductions due.
Note: The Value Protection Rider and Long-Term Care Benefits Rider will not be reinstated if the policy was lapsed for longer than 6 months.
Additional information about fees
The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering or making withdrawals from the Policy. Please refer to your Policy Specifications page for information about specific fees you will pay each year based on the options you have elected.
Transaction Fees
The first table describes the fees and expenses that you will pay at the time that you buy your Policy, surrender or make withdrawals from your Policy, or transfer cash value between Sub-Accounts.
Charge	When Charge is Deducted	Amount Deducted
Maximum Sales Charge Imposed on Premiums (Load)	When you pay a Premium.	As a percentage of the Premium Payment paid:[1]
• 25% in all Policy Years
Inclusive of 3% charge for state premium and federal tax obligations

Charge	When Charge is Deducted	Amount Deducted
Maximum Surrender Charge (Load)*, 2	When you take a Full Surrender or reduce the Specified Amount[3]	• Maximum charge: $56.59 per $1,000 of Specified Amount • Maximum Charge for a Representative Insured (female, age 45, standard, in year one): $24.41 per $1,000 of Specified Amount
Maximum Partial Surrender Charge/Fee	When a Partial Surrender is made	$56.59 per $1,000 withdrawn plus $150
Transfer Fee	Applied to any transfer request in excess of 24 made during any Policy Year.	$25 for each additional transfer
*	These charges and costs vary based on individual characteristics. The charges and costs shown in the table may not be representative of the charges and costs that a particular Owner will pay. You may obtain more information about the particular charges that would apply to you by requesting a personalized policy illustration from your registered representative.
1	The Maximum Sales Charge Imposed on Premiums is anticipated to cover the Company's costs for sales expenses and any policy-related state and federal tax liabilities. Policy-related taxes imposed by states range from 0% to 5%. In considering policy-related state taxes component of the sales charge, the Company considers the average of the taxes imposed by the states rather than any taxes specifically imposed by the state in which the Owner resides. We use an average of 3% to account for state and federal tax obligations.
2	During the life of the Policy, you may request one or more Partial Surrenders. Each must be at least $500 and after such Partial Surrender the Surrender Value of this Policy as of the end of the Valuation Period must be at least $500.
3	For up to 19 years form the Policy Date and up to 19 years form the effective date of each increase in Specified Amount, a Surrender Charge will be deducted at the time you effect a Full Surrender of your Policy. For up to 19 years form the Policy Date or up to 19 years form the effective date of each increase in Specified Amount, a Surrender Charge may be deducted at the time you effect a Reduction in Specified Amount.
Periodic Charges Other than Annual Underlying Fund Fees and Operating Expenses
The next table describes the fees and expenses that you will pay periodically during the time that you own the Policy, not including Underlying Fund fees and operating expenses.
Charge	When Charge is Deducted	Amount Deducted
Base Contract Charges
Cost of Insurance*	Monthly	As a dollar amount per $1,000 of Net Amount at Risk[1]:
• Maximum: $83.33333 per $1,000
• Minimum: $0.04084 per $1,000
• Maximum Charge for a Representative Insured (female, age 45, standard non-tobacco, in year one): $0.12008 per $1,000

Charge	When Charge is Deducted	Amount Deducted
Mortality and Expense Risk Charge (“M&E”) A percentage of the value of the Separate Account calculated monthly.	Monthly	Maximum of 1.26% (effective annual rate)[1]
Maximum Asset Charge A percentage of the value of the Fixed Account and Loan Account, calculated monthly.	Monthly	Maximum of 1.26% (effective annual rate)[1]
Administrative Fee*	Monthly	For a period of longer than 20 Policy Years or increase in Specified Amount, a monthly fee per $1,000:
• Maximum: $1.002 per $1,000
• Minimum: $0.291 per $1,000
• Maximum Charge for a Representative Insured (female, age 45, standard, non-tobacco): $0.439 per $1,000
Policy Loan Interest	Annually	A percentage of the amount held in the Loan Account:
• 3.26%[2]
Optional Benefit Charges
Long-Term Care Benefits Rider	Monthly	As a dollar amount per $1,000 the highest Benefit Value:
• Maximum: $2.05370 per $1,000
• Minimum: $0.05424 per $1,000
• Maximum Charge for a Representative Insured (male, age 45): $1.09327 per $1,000
*	These charges and costs vary based on individual characteristics. The charges and costs shown in the table may not be representative of the charges and costs that a particular Owner will pay. You may obtain more information about the particular charges that would apply to you by requesting a personalized policy illustration from your registered representative.
[1]	Guaranteed at an effective annual rate of 1.26% in Policy Years 1 – 10 and 0.54% in Policy Years 11 and beyond.
[2]	Although deducted annually, interest accrues daily. As described in the section headed “Policy Loans”, when you request a Policy Loan, amounts equal to the amount of the loan you request are withdrawn from the Sub-Accounts and the Fixed Account in proportion to their respective values. Such amount is transferred to the Loan Account, which is part of the Company’s General Account. Amounts in the Loan Account are credited interest at an effective annual rate guaranteed not to be less than 1% in all Policy Years. Taking into account the Asset Charge, the net cost of your Policy Loan is 3.26% in Policy Years 1 – 10 and 2.54% in Policy Years 11 and beyond.
The next item shows the minimum and maximum total operating expenses charged by the Underlying Funds that you may pay periodically during the time that you own the Policy. A complete list of Underlying Funds available under the Policy, including their annual expenses, may be found in the Funds Available Under the Contract Appendix to this prospectus.
Total Annual Fund Operating Expenses	Minimum	Maximum
(expenses are deducted from fund assets, including management fees, distribution, and/or 12b-1 fees, and other expenses)	XX%	XX%*
*	The Total Annual Operating Expenses shown in the table do not reflect waivers and reductions. Underlying Funds may offer waivers and reductions to lower their fees. Currently such waivers and reductions range from 0% to 1.35%. These waivers and reductions generally extend through April 30, 2022 but may be terminated at any time by the Underlying Fund. Refer to the Underlying Fund’s prospectus for specific information on any waivers or reductions in effect. The minimum and maximum percentages shown in the table include Fund Operating Expenses of mutual funds, if any, which may be acquired by the Underlying Funds which operate as Fund of Funds. Refer to such Underlying Fund’s prospectus for details concerning Fund Operating Expenses of mutual fund shares acquired by it, if any. In addition, certain Underlying Funds have reserved the right to impose fees when fund shares are redeemed within a specified period of time of purchase (“Redemption Fees”) not reflected in the table above. As of the date of this prospectus, none have done so. Redemption Fees are discussed in the Market Timing section of this prospectus and further information about Redemption Fees is contained in the prospectus for such Underlying Fund, copies of which accompany this prospectus or may be obtained by calling 1-800-487-1485.

Appendix A: Funds Available Under the policy
The following is a list of funds currently available under the Policy. More information about the funds is available in the Fund’s prospectus, which may be amended from time to time and found online at www.LincolnFinancial.com/[ ]. You can also request this information at no cost by calling 1-800-487-1485 or by sending an email request to CustServSupportTeam@lfg.com.
The current expenses and performance information below reflects fees and expenses of the fund, but does not reflect the other fees and expenses that your Policy may charge. Expenses would be higher and performance would be lower if these charges were included. Each fund’s past performance is not necessarily an indication of future performance.
Investment Objective	Fund and Adviser/Sub-adviser	Current Expenses (Expenses/ average assets)	Average Annual Total Returns (as of 12/31/_)
			1 year	5 year	10 year
Long-term capital appreciation	Delaware VIP® Emerging Markets Series* (Standard Class)	XX%	XX%	XX%	XX%
Capital appreciation	Delaware VIP® Small Cap Value Series (Standard Class)	XX%	XX%	XX%	XX%
Long-term capital appreciation	Fidelity® VIP Contrafund® Portfolio (Service Class)	XX%	XX%	XX%	XX%
Long-term growth of capital	ClearBridge Variable Mid Cap Portfolio (Class I)	XX%	XX%	XX%	XX%
A balance between a high level of current income and growth of capital, with a greater emphasis on growth of capital; a fund of funds.	LVIP American Growth Allocation Fund (Standard Class)	XX%	XX%	XX%	XX%
A high level of current income with some consideration given to growth of capital; a funds of funds.	LVIP American Income Allocation Fund (Standard Class)	XX%	XX%	XX%	XX%
Capital appreciation	LVIP Baron Growth Opportunities Fund (Standard Class)	XX%	XX%	XX%	XX%
Total return.	LVIP BlackRock Advantage Allocation Fund (Standard Class)	XX%	XX%	XX%	XX%
The investment seeks high total investment return.	LVIP BlackRock Global Allocation Fund (Standard Class)	XX%	XX%	XX%	XX%
Total return through a combination of current income and long-term capital appreciation	LVIP BlackRock Global Real Estate Fund (Standard Class)	XX%	XX%	XX%	XX%

Investment Objective	Fund and Adviser/Sub-adviser	Current Expenses (Expenses/ average assets)	Average Annual Total Returns (as of 12/31/_)
			1 year	5 year	10 year
Maximum current income (yield) consistent with a prudent investment strategy	LVIP Delaware Bond Fund (Standard Class)*	XX%	XX%	XX%	XX%
To maximize long-term capital appreciation.	LVIP Delaware Mid Cap Value Fund (Standard Class)*	XX%	XX%	XX%	XX%
To maximize long-term capital appreciation	LVIP Delaware Social Awareness Fund (Standard Class)*	XX%	XX%	XX%	XX%
Current income consistent with the preservation of capital	LVIP Global Income Fund (Standard Class)	XX%	XX%	XX%	XX%
Current income while (i) maintaining a stable value of your shares (providing stability of net asset value) and (ii) preserving the value of your initial investment preservation of capital).	LVIP Government Money Market Fund (Standard Class)[1]	XX%	XX%	XX%	XX%
To provide investment results over a full market cycle that, before fees and expenses, are superior to an index that tracks global equities.	LVIP Loomis Sayles Global Growth Fund (Standard Class)	XX%	XX%	XX%	XX%
Long-term capital appreciation	LVIP MFS International Growth Fund (Standard Class)	XX%	XX%	XX%	XX%
Capital appreciation	LVIP MFS Value Fund (Standard Class)	XX%	XX%	XX%	XX%
Long-term capital appreciation as measured by the change in the value of fund shares over a period of three years or longer	LVIP Mondrian International Value Fund (Standard Class)	XX%	XX%	XX%	XX%
To seek a high level of current income consistent with preservation of capital.	LVIP PIMCO Low Duration Bond Fund (Standard Class)	XX%	XX%	XX%	XX%
To match as closely as practicable, before fees and expenses, the performance of the Barclays Capital U.S. Aggregate Index	LVIP SSGA Bond Index Fund (Standard Class)	XX%	XX%	XX%	XX%
A high level of current income, with some consideration given to growth of capital; a fund of funds	LVIP SSGA Conservative Index Allocation Fund (Standard Class)	XX%	XX%	XX%	XX%

Investment Objective	Fund and Adviser/Sub-adviser	Current Expenses (Expenses/ average assets)	Average Annual Total Returns (as of 12/31/_)
			1 year	5 year	10 year
To maximize long-term capital appreciation	LVIP SSGA Emerging Markets 100 Fund (Standard Class)	XX%	XX%	XX%	XX%
Seek to approximate as closely as practicable, before fees and expense, the performance of a broad market index that emphasizes stocks of mid-sized U.S. companies.	LVIP SSGA Mid-Cap Index Fund (Standard Class)	XX%	XX%	XX%	XX%
A balance between a high level of current income and growth of capital, with a greater emphasis on growth of capital; a fund of funds	LVIP SSGA Moderate Index Allocation Fund (Standard Class)	XX%	XX%	XX%	XX%
A balance between high level of current income and growth of capital, with a greater emphasis on growth of capital; a fund of funds	LVIP SSGA Moderately Aggressive Index Allocation Fund (Standard Class)	XX%	XX%	XX%	XX%
To approximate as closely as practicable, before fees and expenses, the total rate of return of common stocks publicly traded in the United States, as represented by the S&P 500 Index	LVIP SSGA S&P 500 Index Fund (Standard Class)[2]	XX%	XX%	XX%	XX%
To provide investment results that, before fees and expenses, the performance of the Russell Index, which emphasizes stocks of small U.S. companies.	LVIP SSGA Short-Term Bond Index Fund (Standard Class)	XX%	XX%	XX%	XX%
To approximate as closely as practicable, before fees and expenses, the performance of the Russell 2000 Index, which emphasizes stocks of small U.S. companies	LVIP SSGA Small-Cap Index Fund (Standard Class)	XX%	XX%	XX%	XX%
The highest total return over time consistent with an emphasis on both capital growth and income; a fund of funds.	LVIP T. Rowe Price 2010 Fund (Standard Class)	XX%	XX%	XX%	XX%
The highest total return over time consistent with an emphasis on both capital growth and income; a fund of funds.	LVIP T. Rowe Price 2020 Fund (Standard Class)	XX%	XX%	XX%	XX%

Investment Objective	Fund and Adviser/Sub-adviser	Current Expenses (Expenses/ average assets)	Average Annual Total Returns (as of 12/31/_)
			1 year	5 year	10 year
The highest total return over time consistent with an emphasis on both capital growth and income; a fund of funds.	LVIP T. Rowe Price 2030 Fund (Standard Class)	XX%	XX%	XX%	XX%
The highest total return over time consistent with an emphasis on both capital growth and income; a fund of funds.	LVIP T. Rowe Price 2040 Fund (Standard Class)	XX%	XX%	XX%	XX%
The highest total return over time consistent with an emphasis on both capital growth and income; a fund of funds.	LVIP T. Rowe Price 2050 Fund (Standard Class)	XX%	XX%	XX%	XX%
The highest total return over time consistent with an emphasis on both capital growth and income; a fund of funds.	LVIP T. Rowe Price 2060 Fund (Standard Class)	XX%	XX%	XX%	XX%
To maximize capital appreciation	LVIP T. Rowe Price Structured Mid-Cap Growth Fund (Standard Class)	XX%	XX%	XX%	XX%
Long-term capital appreciation; a fund of funds	LVIP Vanguard Domestic Equity ETF Fund (Standard Class)	XX%	XX%	XX%	XX%
Long-term capital appreciation; a fund of funds	LVIP Vanguard International Equity ETF Fund (Standard Class)	XX%	XX%	XX%	XX%
Capital growth	LVIP Wellington Capital Growth Fund (Standard Class)	XX%	XX%	XX%	XX%
Capital appreciation	MFS® VIT New Discovery (Initial Class)	XX%	XX%	XX%	XX%
Capital appreciation	MFS® VIT II Core Equity Portfolio (Initial Class)	XX%	XX%	XX%	XX%
Long-term capital growth, income is secondary objective; a fund of funds	TOPS® Balanced ETF Portfolio – (Service Class Shares), advised by ValMark Advisers, Inc.	XX%	XX%	XX%	XX%
Long-term capital growth, income is secondary objective; a fund of funds	TOPS® Moderate Growth ETF Portfolio – (Service Class Shares), advised by ValMark Advisers, Inc.	XX%	XX%	XX%	XX%

Investment Objective	Fund and Adviser/Sub-adviser	Current Expenses (Expenses/ average assets)	Average Annual Total Returns (as of 12/31/_)
			1 year	5 year	10 year
Balanced investment composed of a well-diversified portfolio of stocks and bonds which produce both capital growth and current income.	Putnam VT George Putnam Balanced Fund (Class IA)	XX%	XX%	XX%	XX%
[1]	Investments in Delaware VIP Series, Delaware Funds, LVIP Delaware Funds or Lincoln Life accounts managed by Macquarie Investment Management Advisers, a series of Macquarie Investments Management Business Trust, are not and will not be deposits with or liabilities of Macquarie Bank Limited ABN 46008 583 542 and its holding companies, including their subsidiaries or related companies, and are subject to investment risk, including possible delays in prepayment and loss of income and capital invested. No Macquarie Group company guarantees or will guarantee the performance of the series or funds or accounts, the repayment of capital from the series or funds or account, or any particular rate of return.
[2]	The Index to which this fund is managed is a product of S&P Dow Jones Indices LLC (“SPDJI”) and has been licensed for use by one or more of the portfolio’s service providers (licensee). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (S&P); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by the licensees. S&P®, S&P GSCI® and the Index are trademarks of S&P and have been licensed for use by SPDJI and its affiliates and sublicensed for certain purposes by the licensee. The Index is not owned, endorsed, or approved by or associated with any additional third party. The licensee’s products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, or their third party licensors, and none of these parties or their respective affiliates or third party licensors make any representation regarding the advisability of investing in such products, nor do they have any liability for any errors, omissions, or interruptions of the Index.
Current Investment Restrictions for Optional Benefits – Value Protection Rider
You will not be able to allocate Accumulation Value without restriction among all of the Sub-Accounts that are available without losing this Rider. We impose Allocation Requirements to reduce the risk of investment losses that may require us to use our own assets to make guaranteed payments under the Value Protection Rider and to make payments that would not be required in the absence of this Rider’s provisions.
Certain Underlying Funds that are included in the Allocation Requirements, including funds managed by an adviser affiliated with us, employ risk management strategies that are intended to control the funds’ overall volatility, and for some funds, to also reduce the downside exposure of the funds during significant market downturns.
These Underlying Funds are included under Allocation Requirements in part because the reduction in volatility helps us to reduce the risk of investment losses that may require us to use our own assets to make payments due to this rider. At the same time, risk management strategies in periods of high market volatility or other market conditions, could limit your participation in market gains. This may conflict with your investment objectives by limiting your ability to maximize potential growth of your Accumulation Value and, in turn, the value of any benefit that is tied to investment performance. You should consult with your registered representative to determine whether these Allocation Requirements and Underlying Funds align with your investment objectives. For more information about the Underlying Funds and the investment strategies they employ, please refer to the Underlying Funds’ prospectuses. Fund prospectuses are available by contacting us.
The Subaccounts of your Policy are divided into tiers. You can select the percentages of Accumulation Value to allocate to individual Sub-Accounts within the tier and/or to the Fixed Account, but the total investment must comply with the specified minimum or maximum percentages for that tier. We may change the list of Sub-Accounts, the number of tiers, the minimum or maximum percentages of Accumulation Value allowed in each tier, the investment options that are or are not available to you, or the rebalancing frequency at any time in our sole discretion. Please review the Allocation Requirements below that apply to your Policy while this Rider remains in effect.
We may add, change or eliminate any Underlying Fund that the Separate Account or the Sub-Accounts invests in at our sole discretion. You will be notified at least 30 days prior to the date of any change in the Allocation Requirements. We may make such modifications at any time when we believe the modifications are necessary to protect our ability to provide the payments due to these riders. Our decision to make modifications will be based on several factors including the general market conditions and the style and investment objectives of the subaccount investments.
At the time you receive notice of a change to the Allocation Requirements, you may:
1. submit your own reallocation instructions for the Accumulation Value, before the effective date specified in the notice, so that the Allocation Requirements are satisfied; or
2. take no action and be subject to the quarterly rebalancing as described above. If this results in a change to your allocation instructions, then these will be your new allocation instructions until you tell us otherwise; or
3. terminate the Rider immediately, without waiting for a termination event, if you do not wish to be subject to these Allocation Requirements.
Tier 1
No restrictions or requirements exist on Tier 1 Sub-Accounts or in the Fixed Account if the total investment in Tier 3 is zero. If there any investments in Tier 3, then investments in Tier 1 Sub-Accounts and/or in the Fixed Account must account for at least 20% of the Accumulation Value.

Tier 2 No restrictions or requirements exist on Tier 2 subaccounts.	Tier 3 Any investment in any Tier 3 subaccounts activates the 20% requirement in the Tier 1 subaccounts and/or the Fixed Account.
LVIP Delaware Bond Fund LVIP Global Income Fund LVIP Government Money Market Fund LVIP PIMCO Low Duration Bond Fund LVIP SSGA Bond Index Fund LVIP SSGA Short-Term Bond Index Fund	LVIP American Growth Allocation Fund
LVIP American Income Allocation Fund
LVIP BlackRock Advantage Allocation Fund
LVIP BlackRock Global Allocation Fund
LVIP SSGA Conservative Index Allocation Fund
LVIP SSGA Moderate Index Allocation Fund
LVIP SSGA Moderately Aggressive Index Allocation Fund
LVIP T. Rowe Price 2010 Fund
LVIP T. Rowe Price 2020 Fund
LVIP T. Rowe Price 2030 Fund
LVIP T. Rowe Price 2040 Fund
LVIP T. Rowe Price 2050 Fund
LVIP T. Rowe Price 2060 Fund
Putnam VT George Putnam Balanced Fund
TOPS® Balanced ETF Portfolio
TOPS® Moderate Growth ETF Portfolio
ClearBridge Variable Mid Cap Portfolio
Delaware VIP Emerging Markets Series
Delaware VIP Small Cap Value Series
Fidelity® VIP Contrafund® Portfolio
LVIP Baron Growth Opportunities Fund
LVIP BlackRock Global Real Estate Fund
LVIP Delaware Mid Cap Value Fund
LVIP Delaware Social Awareness Fund
LVIP Loomis Sayles Global Growth Fund
LVIP MFS International Growth Fund
LVIP MFS Value Fund
LVIP Mondrian International Value Fund
LVIP SSGA Emerging Markets Equity Index Fund
LVIP SSGA Mid-Cap Index Fund
LVIP SSGA S&P 500 Index Fund
LVIP SSGA Small Cap Index Fund
LVIP T. Rowe Price Structures Mid-Cap Growth Fund
LVIP Vanguard Domestic Equity ETF Fund
LVIP Vanguard International Equity ETF Fund
LVIP Wellington Capital Growth Fund
MFS® VIT New Discovery Series
MFS® VIT II Core Equity Portfolio

This initial summary prospectus incorporated by reference the prospectus and Statement of Additional Information (SAI) for the policy, both dated XX XX, 2021, as may be amended or supplemented from time to time. The SAI may be obtain, free of charge, in the same manner as the prospectus.
SEC File Nos. 333-248990; 811-08557
EDGAR Contract Identifier C000223341